Exhibit 35.1


[LOGO] IMPAC

                                                       IMPAC FUNDING CORPORATION
                                        19500 JAMBOREE ROAD | IRVINE, CA | 92612
                                         WWW.IMPACCOMPANIES.COM | 1-800-597-4101

                    ITEM 1123 ANNUAL STATEMENT OF COMPLIANCE

                            Impac Funding Corporation

                        Impac Secured Assets Corp. 2007-1

      I, Mario Fegan, a duly authorized officer of Impac Funding Corporation, as master servicer (the "Master Servicer") pursuant to the Pooling and Servicing Agreement (the "Agreement"), hereby certify that:

      1. A review of the Master Servicer's activities during the period from and including January 1, 2007 through and including December 31, 2007 (the "Reporting Period") and of the Master Servicer's performance under the Agreement has been made under my supervision.

      2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period, except for the following:

      a) With respect to custodial accounts, reconciliations were not prepared within the 45 day timeframe, because of the downsizing of the department responsible for these reconciliations due to the ongoing disruption in the mortgage market. This exception has been corrected and the reconciliations are expected to be completed timely in the future.

      b) With respect to monitoring of performance triggers, the Master Servicer did compute and monitor the performance of the transaction. However, a calculation error caused one of the trigger tests to display a variance within tolerance when such a variance may not have existed. The failure of this particular test had no impact on either the reporting or remittance to the trust and has since been corrected and verified by management.


      IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 20th day of March 2008.


                                               By: /s/ Mario Fegan
                                                   -----------------------------
                                               Name: Mario Fegan
                                               Title: V.P., Master Servicing